Exhibit 99.1


DATE:             January 24, 2007

CONTACT:          Alan W. Dakey
                  President & CEO
                  Mid Penn Bancorp, Inc.
                  349 Union Street
                  Millersburg, PA   17061
                  (717) 692-2133



                             MID PENN BANCORP, INC.
                   DECLARES DIVIDEND AND REPORTS 2006 EARNINGS

         (Millersburg, PA) - The Board of Directors of Mid Penn Bancorp, Inc. (AMEX - MBP), parent company of Mid Penn Bank, declared a quarterly cash dividend of 20 cents per share, payable Monday, February 26, 2007, to shareholders of record Wednesday, February 7, 2007.

         Mid Penn Bancorp, Inc. reported net income for the year 2006 of $4,888,000, compared to net income of $4,603,000 for the year 2005. Net income on a per share basis increased by 7% to $1.46 for 2006, compared to $1.37 for 2005. The return on average equity was 12.9% for both years 2006 and 2005. The increase in income was primarily attributable to a strong improvement in net interest income, which increased $1,745,000 or 12.7% from the prior year.

         Earnings for the fourth quarter of 2006 totaled $1,374,000 compared to $1,452,000 earned in the fourth quarter of 2005. Earnings per share were $.41 per share compared to $.43 per share for the fourth quarter of 2005. Fourth quarter earnings in 2005 were boosted by an adjustment to the provision to the allowance for possible loan losses resulting from a significant improvement in a large commercial loan relationship. The adjustment to the loan loss provision had a positive effect of approximately six cents on earnings per share in 2005.

         Total assets at December 31, 2006, were approximately $491 million, an increase of 12.2% from the prior year. Total loans of $359 million as of December 31, 2006, increased by $47 million, or 15.0%, compared to the prior year. Total deposits as of December 31, 2006, were $364 million compared to $325 million the prior year, an increase of 12.0%. On December 4, 2006, Mid Penn Bank purchased the Middletown and Steelton Offices of Omega Bank. Of these increases, the Omega offices added approximately $27 million in deposits and $16 million in loans to the balances of Mid Penn Bank.

         Mid Penn Bancorp, through its subsidiary, Mid Penn Bank, operates 14 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning the corporation.